Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is executed and made effective this 16th day of August, 2013 (the “Effective Date”), between MRC Global, Inc., (“Principal”) and James F. Underhill (“Consultant”) upon the following terms and conditions.

Principal desires to retain Consultant as an independent contractor to provide services in accordance with the terms of this Agreement and as described in Exhibit A hereto, which is incorporated into this Agreement.

NOW, THEREFORE, for valuable consideration given and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, do hereby agree as follows:

I.INDEPENDENT CONTRACTOR STATUS

Section 1.1Independent Contractor Status and Purpose.  Principal hereby retains Consultant to provide the services set forth in Exhibit A hereto during the Term (defined below).  Consultant shall perform such services for Principal as an independent contractor and not as an agent, employee, joint venturer, partner, or other position.  Consultant shall not have the authority to bind Principal in any way.

Section 1.2    No Provision of Facilities and Equipment.  Consultant shall provide at his own expense his office or place of business, any necessary equipment (including computers and printers and fax machines), office supplies, and other miscellaneous materials.

II.TERM; TERMINATION

Section 2.1Term.  Consultant shall provide the consulting services to Principal from September 1, 2014 until March 31st, 2015 (the “Term”), unless earlier terminated in accordance with Section 2.2 hereof.

Section 2.2Termination.Principal shall have the right to immediately terminate this Agreement for cause and discontinue any payments hereunder if Consultant breaches any provision of (a)  this Agreement, including Exhibit A and any amendments thereto; (b) that certain Second Amended and Restated Employment Agreement dated December 5, 2011, between Consultant and McJunkin Red Man Holding Corporation, or (c) that certain Separation Agreement and Complete Release dated August 16, 2013 among Consultant, Principal and McJunkin Red Man Corporation (the “Separation Agreement” and collectively the “Underhill Agreements’).

III.PAYMENT FOR SERVICES

Section 3.1Payment.Principal shall pay Consultant for services rendered as described herein in accordance with Exhibit A to this Agreement.

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Section 3.2No Expense Reimbursement.Principal shall not compensate Consultant for any expenses unless jointly agreed by the parties in writing.

Section 3.3No Benefits.Consultant shall not be entitled to participate in any insurance or other benefit programs which may be applicable to employees of Principal.  Principal is not providing to Consultant any health insurance, worker’s compensation insurance, unemployment insurance, retirement plans, or any other benefits.

Section 3.4No Vacation; Sick Leave.Principal shall not pay Consultant for any vacations, sick leave or other leave.

IV.CONSULTANT OBLIGATIONS

Section 4.1Taxes.For any payments received by Consultant under this Agreement, Consultant acknowledges that he is responsible for all applicable city, state, federal and other taxes as required pursuant to any law or governmental regulation or ruling.  Consultant acknowledges that Principal is not withholding any taxes from the payments made to Consultant under this Agreement.  Principal shall report all compensation paid to Consultant hereunder on an IRS Form 1099.

Section 4.2No Trademarks or Name Use.This Agreement does not grant Consultant any rights to Principal’s (or its affiliates’, associates’ or clients’) trademarks or other proprietary material.  Without the prior written consent of Principal, Consultant will not use the name, trademarks, logos or other proprietary material of Principal, or any of its clients, associates or affiliates, in any representation, advertising or publicity release.

V.UNAUTHORIZED DISCLOSURE; NON-COMPETITION; NON-SOLICITATION; INTERFERENCE WITH BUSINESS RELATIONSHIPS

Section 5.1Unauthorized Disclosure.Consultant agrees and understands that during the duration of the Agreement and Consultant’s history with Principal,  Consultant has been and will be exposed to and has and will receive information relating to the confidential affairs of Principal and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of Principal and its affiliates and other forms of information considered by Principal and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Consultant agrees that at all times during the duration of the Agreement,  Consultant shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”) other than in connection with the Agreement without the prior written consent of Principal and shall not use or attempt to use any such information in any manner other than in connection with his employment with Principal, unless required by law to disclose such

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information, in which case Consultant shall provide Principal with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of the Agreement,  Consultant shall promptly supply to Principal all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Consultant during the duration of the Agreement, and any copies thereof in his (or capable of being reduced to his) possession; provided, however, that Consultant may retain his full rolodex or similar address and telephone directories.

Section 5.2Non-Competition.By and in consideration of Principal’s entering into this Agreement and the payments to be made and the benefits to be provided hereunder and in further consideration of Consultant’s exposure to the Confidential Information of Principal and its affiliates, Consultant agrees that Consultant shall not, during Consultant’s engagement by Principal, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below) and in connection with Consultant’s association directly or indirectly engage in any activity that is similar to any activity that Consultant was engaged in under the Underhill Agreements; provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 5.2, so long as Consultant does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.  For purposes of this paragraph, “Restricted Enterprise” shall mean (i) any Person that is actively engaged in any geographic area in any business which materially competes with Principal or any of its subsidiaries’ or affiliates’ business of the distribution of industrial pipe, valves and fittings or any other business which is material to Principal or any of its subsidiaries or affiliates (a “Material Business”) or (ii) any Person who within a two (2) year period following termination of the Agreement is reasonably expected to materially compete with a Material Business or have revenue in excess of $100,000,000 derived from a business that is competitive with a Material Business. During the Term, upon request of Principal, Consultant shall notify Principal of Consultant’s then-current employment status.

5.3Non-Solicitation of Employees.During the duration of the Agreement, Consultant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any individual who is, or within twelve (12) months prior to the date of such solicitation was, an employee of Principal or any of its affiliates.

5.4Interference with Business Relationships.During the duration of the Agreement (other than in connection with carrying out his responsibilities for Principal and its affiliates), Consultant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of Principal or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with Principal or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any

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material relationship between Principal or its subsidiaries and any of its or their customers or clients so as to cause harm to Principal or its affiliates.

VI.INVENTIONS AND COPYRIGHTS

Section 6.1Inventions.Consultant agrees to assign and hereby does assign to Principal, all rights, title and interest in patented inventions which are conceived and directly concern Principal’s business during the period this agreement is in effect.

Section 6.2Copyrights.All Copyrights remain the sole property of Principal.

VII.MISCELLANEOUS

Section 7.1Applicable Law, Jurisdiction and Mandatory Forum.    This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas and venue shall be fixed in Harris County, Texas.

Section 7.2Successors/Assignment.Consultant acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of Principal.  This Agreement is personal to Consultant, who shall not be entitled to assign, transfer or charge any of its rights or obligations under the Agreement, or sub-contract or otherwise delegate any of its rights or obligations to any third party without the written consent of Principal.

Section 7.3Notices.All notices or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, postage prepaid.  If such notice, demand or other communication is served personally, service shall be conclusively deemed made at the time of such personal service.  If such notice or other communication be given by mail, such shall be conclusively deemed given five (5) business days after the deposit thereof in the United States mail, addressed to the party to whom such notice or other communication is to be given, as follows:

If to Principal to:MRC Global, Inc.

2 Houston Center, 909 Fannin, Suite 3100

Houston, Texas  77010

Attn:  General Counsel

If to Consultant to:The address set forth under Consultant’s name on the signature page hereto

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

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Section 7.4No Waiver.No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, or (ii) preclude insistence upon strict compliance in the future.

Section 7.5 Severability.If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then, the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 7.6Counterparts.This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 7.7Headings.The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 7.8Affiliate.As used in this Agreement, “affiliate” shall mean any Person which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, Principal.

Section 7.9Termination.Except as otherwise provided in this Agreement, termination of this Agreement pursuant to the provisions of Article II hereof shall not affect any right or obligation of either party hereto which is accrued or vested prior to or upon such termination or the rights and obligations set forth in Articles V and VI hereof.

Section 7.10Entire Agreement.This Agreement constitutes the entire agreement of the parties.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

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MRC GLOBAL, INC.

By:  /s/ Andrew R. Lane

Name:  Andrew R. Lane

Title:  CEO

CONSULTANT

/s/ James F. Underhill

James F. Underhill

Address for Notice:

[Redacted]

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EXHIBIT A

SCOPE OF SERVICES AND COMPENSATION

1.Scope of Services:    Consultant shall provide consulting services to Principal regarding Principal’s information technology systems and U.S. operations as reasonably requested by Principal, which from time to time may require Consultant to attend meetings at Principal’s locations or telephone conferences, subject to the reimbursement of consulting, travel or other expenses that are consistent with the Principal’s internal expense reimbursement policies.

2.Cost and Payment.For the services to be rendered under this Agreement, Consultant shall be entitled a  consulting fee of $250,000.00 (the “Consulting Fee”).  The Consulting Fee will be payable in six equal installments on or before the first of each month during the Term commencing October 1, 2014 for the service provided during the month immediately preceding the month of payment.

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